Exhibit 99(a)
Digi International Renews Shareholder Rights Plan
MINNETONKA, Minn. (April 23, 2008) — The Board of Directors of Digi International Inc. (NASDAQ: DGII) today announced that it has adopted a shareholder rights plan to take effect upon the expiration of its current plan, which was adopted in June 1998. “We believe that this plan is a prudent step in continuing to protect the interests of Digi’s shareholders,” said Joseph T. Dunsmore, Digi’s president and chief executive officer. He also noted that the shareholder rights plan is very similar to the current plan. Dunsmore added, “The new plan fundamentally replicates the rights enjoyed by Digi shareholders under the expiring plan.”
Under the plan, the company will distribute as a dividend one right for each share of the company’s common stock outstanding on June 30, 2008. Each right will entitle its holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $60, subject to adjustment.
The rights will become exercisable only if a person or group acquires beneficial ownership of 20 percent or more of the company’s outstanding common stock or announces a tender or exchange offer which, if completed, would result in that person or group beneficially owning 20 percent or more of the company’s outstanding common stock.
The company will be entitled to redeem the rights at $.001 per right, subject to adjustment, at any time prior to an acquisition by a person or group of 20 percent or more of the company’s outstanding common stock.
Upon acquisition by a person or group of 20 percent or more of the company’s outstanding common stock, each right, except those held by a 20 percent shareholder or its affiliates or associates, which become void, would become exercisable for the company’s common stock having a market value equal to twice the right’s exercise price (subject to possible adjustments).
About Digi International
Digi International, the leader in device networking for business, develops reliable products and technologies to connect and securely manage local or remote electronic devices over the network or via the web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs).
Press Contacts:
S. (Kris) Krishnan
Digi International
952-912-3125
s_krishnan@digi.com
Investor Contacts:
Erika Moran / Tom Caden
The Investor Relations Group
212-825-3210
mail@investorrelationsgroup.com